Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
CONGRESSIONAL BANCSHARES, INC.
The undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:
ARTICLE I
The name of the corporation is Congressional Bancshares, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
4.1    Capitalization. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 108,200,000, consisting of 51,600,000 shares of Voting Common Stock, par value $0.001 per share (“Voting Common Stock”), 51,600,000 shares of Non-Voting Common Stock, par value $0.001 per share (“Non-Voting Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).
4.2    Voting Common Stock and Non-Voting Common Stock.
(a)    Voting Rights.
(i)    Voting Common Stock. Each holder of Voting Common Stock, as such, shall be entitled to one vote for each share of Voting Common Stock held of record by such holder in the election of directors and on all matters on which stockholders generally are entitled to vote. In addition to any other vote required by law, the affirmative vote of a sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) any provision of this Certificate of Incorporation that adversely affects the privileges, preferences or rights of the Voting Common Stock contained in this Certificate of Incorporation in a manner that is adverse to the Voting Common Stock relative to the effect of such amendment, alteration or repeal on the Non-Voting Common Stock.
(ii)    Non-Voting Common Stock. Holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter and shall not have the right to participate in any meeting of stockholders or to have notice thereat except (1) as otherwise required by law and (2) the affirmative vote of sixty-six and two-thirds percent (66½%) of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) any provision of this Certificate of Incorporation in a manner that significantly and adversely affects the privileges, preferences or rights of the Non-Voting Common Stock contained in this Certificate of Incorporation. Each holder of Non-Voting Common Stock, as such, shall be entitled to one vote for each share of Non-Voting Common Stock held of record by such holder on all matters on which holders of Non-Voting Common Stock are entitled to vote pursuant to this Certificate of Incorporation.
(b)    Dividends, Other Distributions and Liquidation.
(i)    Subject to the rights of the holders of any series of Preferred Stock, holders of Voting Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared by the board of directors of the Corporation (the “Board”) on the Voting Common Stock from time to time out of assets or funds of the Corporation legally available therefor, subject to Section 4.2(b)(ii). Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Voting Common Stock, subject to Section 4.2(b)(ii).
(ii)    Except as provided in Section 4.2(a), this Section 4.2(b)(ii) and Section 4.2(c), Non-Voting Common Stock shall in all respects and for all purposes carry the same rights, preferences and privileges as Voting Common Stock (including in respect of dividends or other distributions declared on the Voting Common Stock and in respect of distributions to the Voting Common Stock upon any dissolution, liquidation or winding up of the Corporation) and shall be treated the same as Voting Common Stock (including in any merger, consolidation, reclassification, share exchange or other similar transaction or series of transactions); provided that, if the Corporation shall in any manner split, reclassify, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of such other class of stock shall likewise be split, subdivided or combined at the same time, in the same manner proportionately and on the same basis per share; provided, further, that no dividend payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend, each class of stock shall receive such stock dividend in shares of like stock. Subject to the rights of the holders of any series of Preferred Stock and as otherwise provided in this Section 4.2(b), holders of shares of Voting Common Stock and Non-Voting Common Stock shall be entitled to receive such dividends and other distributions in cash, stock, other securities or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
(c)    Conversion of Non-Voting Common Stock.
(i)    Each share of Non-Voting Common Stock shall remain Non-Voting Common Stock for as long as it is owned or controlled by the initial holder or any other transferee or assignee of such initial holder; provided, however, that any such share of Non-Voting Common Stock may convert into an equal number of shares of Voting Common Stock (A) in the hands of the initial holder or any other transferee or assignee of such initial holder upon an issuance of Voting Common Stock by the Corporation or other event having a dilutive effect on such holder’s ownership of Voting Common Stock, subject to the restrictions set forth in Section 4.2(c)(iv), or (B) in the hands of a third -party transferee or assignee unaffiliated with the initial holder, but only if such share of Non-Voting Common Stock is transferred or assigned: (1) to the Corporation; (2) in a widespread public distribution of the Corporation’s securities; (3) to a transferee or assignee that would control more than 50% of every class of the Corporation’s outstanding “voting securities” (as defined for the purposes of the Bank Holding Company Act of 1956, as amended, and any rules or regulations promulgated thereunder) without any transfer from the transferor; or (4) in a transaction in which no transferee or assignee (or group of associated transferees or assignees) would receive 2% or more of any class of voting securities of the Corporation outstanding at such time (each of the transactions described in clauses (1) through (4), a “Convertible Transfer”). The term “Convertible Holder” means a holder of Non-Voting Common Stock, other than the initial holder of such Non-Voting Common Stock or an affiliate thereof, who acquires one or more shares of Non-Voting Common Stock in a Convertible Transfer.
(ii)    Following a Convertible Transfer, a Convertible Holder may surrender to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the Convertible Holder’s shares of Non-Voting Common Stock and in such event each share of Non-Voting Common Stock represented by such certificate or certificates will convert into one share of Voting Common Stock; provided that, in connection with any transfer of shares of Non-Voting Common Stock pursuant to a transfer described in clause (2), clause (3) or clause (4) of the definition of “Convertible Transfer” above, upon the request of the transferor, the transferor shall be entitled to surrender to the Corporation shares of Non-Voting Common Stock to be so transferred, and, upon such surrender, the Corporation or its registrar and transfer agent, if any, shall issue to the transferee, in lieu of shares of Non-Voting Common Stock surrendered, an equal number of shares of Voting Common Stock. Except as otherwise provided herein, each conversion of Non-Voting Common Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares of Non-Voting Common Stock to be converted have been surrendered for conversion at the principal office of the Corporation. Notwithstanding any other provision hereof, if a conversion of Non-Voting Common Stock is to be made in connection with a merger, reorganization, consolidation, reclassification or other transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or in any dissolution or liquidation, the conversion of any shares of Non-Voting Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.
(iii)    Upon a conversion pursuant to subsection (c)(ii), each converted share of Non-Voting Common Stock shall be retired. The Corporation shall from time to time reserve for issuance out of its authorized but unissued shares of Voting Common Stock, or shall keep available (solely for the purposes of issuance upon conversion of shares of Non-Voting Common Stock) shares of Voting Common Stock held by the Corporation as treasury stock, the number of shares of Voting Common Stock into which all outstanding shares of Non-Voting Common Stock may be converted. The conversion of shares of Non-Voting Common Stock pursuant to this Section 4.2(c) shall be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection with such conversion.
(iv)    With respect to an occurrence under Section 4.2(c)(i)(A) above (a “Triggering Event”), the Corporation shall give written notice to all holders of Non-Voting Common Stock within ten days of the Triggering Event of their right to convert Non-Voting Common Stock into Voting Common Stock and such holder must deliver a Conversion Notice to the Corporation within ten days of the date of such notice of its intent to so convert (any such holder providing a Conversion Notice to the Corporation of its intent to convert Non-Voting Common Stock to Voting Common Stock pursuant to this paragraph, a “Converting Holder”). A Converting Holder may not exercise this right to convert Non-Voting Common Stock to Voting Common Stock pursuant to this paragraph to the extent such holder would acquire a higher percentage of the Voting Common Stock after exercise of its right to convert than such holder controlled immediately prior to the Triggering Event. For purposes of calculating such Converting Holder’s percentage of the Voting Common Stock after exercise of its right to convert with respect to a Triggering Event, the conversions by all other Converting Holders pursuant to their respective Conversion Notices with respect to such Triggering Event will be taken into account (and such Converting Holder’s Conversion Notice may specify that conversions by other Converting Holders shall be taken into account by the Corporation when calculating the number of shares of Non-Voting Common Stock to be converted by such Converting Holder in order to maintain the percentage of the Voting Common Stock such holder controlled immediately prior to the Triggering Event).

(d)    Treatment of Non-Voting Common Stock Upon Merger. Etc. In the event of any merger, consolidation, reorganization, share exchange, reclassification or other similar transaction in which the shares of Voting Common Stock. are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time also be exchanged or changed for an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Voting Common Stock would be entitled to receive as a result of such transaction; provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock shall be non-voting securities under the resulting corporation’s organizational documents and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Non-Voting Common Stock then outstanding) and take such actions necessary to ensure that holders of the Non-Voting Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Non-Voting Common Stock (taking into account the terms of the securities received by the holders of the Voting Common Stock). Subject to the foregoing, in the event the holders of Voting Common Stock are provided the right to convert or exchange Voting Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock shall be provided the same right based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Voting Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Voting Common Stock from its stockholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Voting Common Stock, the Corporation shall provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such offering; provided that any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Voting Common Stock.
(e)    Conversion of Voting Common Stock. Any share of Voting Common Stock may convert into an equal number of shares of Non-Voting Common Stock upon the written request of the holder and surrender to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of such holder’s shares of Voting Common Stock and in such event each share of Voting Common Stock represented by such certificate or certificates will convert into one share of Non-Voting Common Stock. Upon a conversion pursuant to this Section 4.2(e), each converted share of Voting Common Stock shall be retired. The Corporation shall from time to time reserve for issuance out of its authorized but unissued shares of Non-Voting Common Stock, or shall keep available (solely for the purposes of issuance upon conversion of shares of Voting Common Stock) shares of Non-Voting Common Stock held by the Corporation as treasury stock, the number of shares of Non-Voting Common Stock into which all outstanding shares of Voting Common Stock may be converted. The conversion of shares of Voting Common Stock pursuant to this Section 4.2(e) shall be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection with such conversion. Each conversion of Voting Common Stock. pursuant to this Section 4.2(e) shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares of Voting Common Stock to be converted have been surrendered for conversion at the principal office of the Corporation.
4.3    Preferred Stock.
(a)    Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including, without limitation, the following:
(i)    the distinctive serial designation of such series which shall distinguish it from other series;
(ii)    the number of shares included in such series;
(iii)    the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
(iv)    whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(v)    the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;
(vi)    the price or prices at which, the period or periods within which, and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
(vii)    the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii)    whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;
(ix)    whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and
(x)    any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.
(b)    Unless otherwise provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled to vote on any amendment or alteration of this Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock.
(c)    Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Voting Common Stock or Non-Voting Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL.
(d)    Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.
(e)    Unless otherwise provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.
ARTICLE V
Other than as provided in Section 4 of the Corporation’s Stockholders’ Agreement dated April 13, 2021, as amended (the “Stockholders’ Agreement”), no holder of any capital stock of the Corporation shall have any preemptive rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued capital stock. of the Corporation or of any additional capital stock issued by reason of any increase of authorized capital stock of the Corporation or other securities whether or not convertible into capital stock of the Corporation.
ARTICLE VI
In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to adopt, amend or repeal bylaws of the Corporation, subject to the power of the holders of Voting Common Stock of the Corporation to alter or repeal any bylaws whether adopted by them or otherwise; provided that the affirmative vote of holders of not less than eighty percent (80%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, shall be required for the holders of Voting Common Stock to adopt new bylaws or to alter, amend, or repeal bylaws.
ARTICLE VII
7.1    Number of Directors: Classes; Election. The number of directors of the Corporation shall be fixed from time to time pursuant to the Corporation’s bylaws. The directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board, with the initial term of office of the first class of such directors to expire at the 2022 annual meeting of stockholders of the Corporation, the initial term of office of the second class of such directors to expire at the 2023 annual meeting of stockholders of the Corporation and the initial term of office of the third class of such directors to expire at the 2024 annual meeting of stockholders of the Corporation, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term of three years following their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director.
7.2    Removal of Directors. A director may be removed from office only (a) pursuant to Section 3.4 of the Stockholders’ Agreement or (b) for Cause (as defined in the Stockholders’ Agreement).

7.3    Initial Directors. The name and addresses of the initial directors of the Corporation shall be as follows:
(a)    Class 1 (Term Expiry 2022)

(i) J.R. Schuble, Jr. —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(ii) Jason Fish —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(iii) John Delaney —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815
(b)    Class 2 (Term Expiry 2023)

(i) Jenevieve Mitchel —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(ii) Cliff Brokaw —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(iii) Cynthia Planders —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(iv) Steve Shafran —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(c)    Class 3 (Term Expiry 2024)

(i) Pam Chan —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(ii) Eric Hoffman —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(iii) Christopher Jones —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815

(iv) Donald Kohn —	c/o Congressional Bancshares, Inc. 4445 Willard Avenue, 10th Floor Chevy Chase, Maryland 20815
ARTICLE VIII
Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation at a meeting, including, without limitation, the election of directors, may be taken without a meeting and prior notice, by signed written consent, delivered to the Corporation, of the holders of such class or series of stock of the Corporation having such minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.
ARTICLE IX
Notwithstanding anything else in this Certificate of Incorporation to the contrary, an affirmative vote of the holders of not less than sixty-six and two thirds percent (66’3%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions); provided that Article VI and Article XVI shall not be amended, altered or repealed except upon the affirmative vote of not less than 80% of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
ARTICLE X
10.1    Limited Liability of Directors. To the fullest extent authorized by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Section 10.1 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
10.2    Indemnification. To the fullest extent permitted by the DGCL, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the Corporation’s directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through the Corporation’s bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others, and by any applicable federal or state bank holding company or bank regulatory laws or regulations. The rights to indemnification and to the advancement of expenses conferred in this Section 10.2 shall not be exclusive of any other right which any such person may have or may hereafter acquire under this Certificate of Incorporation, the Corporation’s bylaws, any statute, agreement, insurance policy, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of this Section 10.2 shall adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.
ARTICLE XI
11.1    Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Corporation’s bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees that is governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of the Corporation’s capital stock shall be deemed to have notice of, and to have consented to, the provisions of this Section 11.1.
11.2    Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XII
The corporation elects not to be governed by Section 203 of the DGCL, “Business Combinations with Interested Stockholders”, as permitted under and pursuant to subsection (b)(1) thereof.
ARTICLE XIII
Except with respect to “Permitted Transferees” (as defined in the Stockholders’ Agreement), prior to April 13, 2026, no Investor or Key Holder, as such terms are defined in the Stockholder’s Agreement, may sell, offer to sell, pledge, mortgage, hypothecate, encumber, dispose of or transfer any shares of capital stock. of the Corporation without the prior approval of the majority of Board (which consent, on or after April 13, 2024, shall not be unreasonably withheld, conditioned or delayed).
ARTICLE XIV
For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Voting Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).
The name and mailing address of the incorporator of the Corporation is:

Name	Mailing Address

Aural U. Dave. Esq.	Arent Fox LLP 1717 K Street, NW Washington, DC 20006-5344
It is expressly acknowledged and agreed that each Investor, Investor Designee, and their Affiliates (as defined in the Stockholders’ Agreement) (collectively, the “Exempted Persons”) currently has, and will in the future have or will consider acquiring, investments in numerous companies with respect to which such Exempted Person may serve as an advisor, a director or in some other capacity and, in recognition that such Exempted Person may have myriad duties to various investors and partners and, in anticipation that the Corporation on the one hand, and such Exempted Person on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of business opportunities, it is expressly acknowledged and agreed that:(x) each Exempted Person has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; (y) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a business opportunity for each of the Corporation or any of its subsidiaries, on the one hand, and such Exempted Person or any other Person, on the other hand, such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such business opportunity to the Corporation or any of its subsidiaries, as the case may be, and the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy in any such opportunity; and (z) notwithstanding anything to the contrary, no Exempted Person shall be liable to the Corporation or any of its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its subsidiaries; provided, however, that this Article XIV shall not apply to any individual who is an officer or employee of the Corporation or any of its subsidiaries. Any business opportunity that is presented to, or conies to the attention of, any officers or employees of the Corporation or any of its subsidiaries in his or her capacity as such will remain the exclusive property of the Corporation or such subsidiary, as applicable.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 12th day of April, 2021.

CONGRESSIONAL BANCSHARES, INC.

By: /s/ Amal Dave
Amal Dave, Esq., Sole Incorporator

PAGE 1	REVISED 8/11/98
Whenever a filing is received by the Secretary of State with the words “Bank” or “Trust” or a derivative of either word in the name, we will forward it to the State Bank Commissioner or his designee prior to filing, pursuant to Title 8, Delaware Code, Sections 126 and 395, and Title 5, Delaware Code, Section 721. After review by the Commissioner or his designee, a recommendation will be made to the Secretary of State indicating whether or not the name should be approved,
In order for the Bank Commissioner to determine whether or not to recommend approval, please answer the following questions:
IF THIS FORM IS NOT COMPLETELY FILLED OUT, IT WILL NOT BE REVIEWED BY THE BANK COMMISSIONER.
1.    The name on the filing is Congressional Bancshares, Inc.
2.    The type of filing is Certificate of Conversion
3.    Will the corporation be a bank? Yes        No X
4.    If not will it be a bank holding company? Yes    X        No
5.    Will the corporation conduct banking business in Delaware? Yes      No    X
6.    If not, will it be conducting a banking business out of state? Yes    X     No
7.    If yes, what type of banking business and where will the business be conducted. The Corporation will be a bank holding company and its subsidiary bank is chartered by the State of Maryland and is located in the State of Maryland.
8.    Under which federal or state regulatory authority will it operate (OCC, OTS, FRB, SEC, FOREIGN (describe), etc.)? Board of Governors of the Federal Reserve System (FRB) and Maryland Commissioner of Financial Regulation (MCFR).
9.    Has application(s) been filed with the above-mentioned agency(ies)? Yes     No     X
(If yes, which agency(ies) and when was each application filed?) No application is required by the Board of Governors of the Federal Reserve System (FRB) or the Maryland Commissioner of Financial Regulation (MCFR) but the Corporation is required to provide an after the fact notice to these agencies.
10,    If not a banking business, what type of business will it be conducting? The Corporation will be a bank holding company.

11.    If not a banking business, will it be regulated by any federal or state agency?
Yes X        No
11a.    If yes, which agency? FRB and MCFR which state? Maryland
12.    Is the applicant an affiliate of a regulated entity? Yes
12a.    If yes, identify which entity. Congressional Bank, a Maryland chartered bank.
13.    Contact name, address, and telephone number:

Anne M. Balcer

General Counsel

4445 Willard Avenue, 10th Floor, Chevy Chase, Maryland 20815

Direct Dial: 240-380-1224

/s/ Anne M. Balcer

(title) General Counsel

TO THE OFFICE OF THE STATE BANK COMMISSIONER
Please review and return with your recommendation as soon as possible.

	APPROVAL RECOMMENDED	NAME.

	APPROVAL NOT RECOMMENDED	DATE

This is a Priority Filing	Yes	No

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
CONGRESSIONAL BANCSHARES, INC.
Congressional Bancshares, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “General Corporation Law”)
DOES HEREBY CERTIFY:
1.    That the name of this corporation is Congressional Bancshares, Inc. and that this corporation was originally incorporated as a Maryland Corporation under than name “Congressional Bancshares, Inc.” on April 14, 2005, and was converted to a Delaware Corporation pursuant to the General Corporation Law on April 12, 2021.
2.    That this corporation filed with the Secretary of State of the State of Delaware a Certificate of Conversion and its original Certificate of Incorporation on April 12, 2021 (the “Certificate of Incorporation”),
3.    That the Certificate of Incorporation of the Corporation shall be amended as follows:
(a)    Article I is hereby amended and restated in its entirety to read as follows:
“ARTICLE I: The name of the corporation is Fortnight, Inc. (the “Corporation”).”
4.    All other provisions of the Corporation’s Certificate of Incorporation shall remain in effect.
5.    The foregoing amendment of the Corporation’s Certificate of Incorporation was adopted and approved by the Board of Directors of this Corporation in accordance with Section 242 of the General Corporation Law.
6.    The foregoing amendment of the Corporation’s Certificate of Incorporation was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with applicable requirements of Section 228 and 242 of the General Corporation Law.
7.    The foregoing amendment of the Corporation’s Certificate of Incorporation shall take effect on January 18, 2022.
* * *

\IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the Chief Executive Officer of the Corporation this le day of January, 2022.

/s/ John K. Delaney John K. Delaney Chief Executive Officer